SCHEDULE 13D
CUSIP No. 502003 10 6	Page 1 of 12 Pages

Exhibit 2

Robotti & Company, LLC Ravenswood Management Company, LLC 52 Vanderbilt Avenue, Fourth Floor New York, NY 10017-3808

VIA FAX TO (512) 236-9275
AND AIRBOURNE EXPRESS

October 21, 2008

The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
919 Congress Avenue
Austin, Texas 78701
Attn: Mike Ulrich

Dear Mr. Ulrich:

Funds managed by Ravenswood Management Company, L.L.C. and discretionary accounts of Robotti & Company, LLC (together, "we" or "us") are holders of 950,980 Units of Beneficial Interests ("Units") in LL&E Royalty Trust ("Trust"), of approximately 5.01% of the outstanding Units.  The Units were issued under the Trust Agreement dated as of June 1, 1983 ("Trust Agreement"), by and between the Louisiana Land and Exploration Company, on behalf of its stockholders and the owners of the Units as trustor, and The Bank of New York Mellon Trust Company, N.A., as successor trustee ("Trustee").

We are concerned that the current process to sell the assets of the Trust is not in the best interest of Unit holders because of the great variance between the Trust's market capitalization and its intrinsic value.  Furthermore, we do not believe the information that has been obtained from Quantum Resource Partners, LP (referred to herein, including its affiliates, as "Quantum"), the field operator, properly enables the Trustee (and hence, any potential purchaser) to value the assets of the Trust.

Under Section 9.02 of the Trust Agreement, the Trustee has three years to sell the Trust's assets after an event causes the termination of the Trust.  Therefore, the Trustee should delay a sale and only proceed if it receives a bid that reflects the intrinsic value of the Trust which is a multiple of the current market capitalization of $23 million and of the $33.7 million value reflected in the Reserve Study of Miller and Lents, Ltd. ('Miller and Lents Study").[1]

Accordingly, we believe it is the best interests of Unit holders for the Trustee to call a meeting of Unit holders, as permitted under Section 5.02 of the Trust Agreement, for the purpose of amending the Trust Agreement to extend the term of the Trust for an additional three years.

[1]Miller and Lents, Ltd. Reserve Report dated May 27, 2008 ("Reserve Report"), page 1, attached as in Exhibit 99.1 of the Trust's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2008.

SCHEDULE 13D
CUSIP No. 502003 10 6	Page 2 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 2

I.	Valuation of the Trust's Interest in the Jay Field by Reference to the Sale of an Interest by ConocoPhillips to Quantum

In 1983, the Louisiana Land & Exploration Company ("LL&E") carved out 50% of its Net Profit Interest ("NPI") and conveyed it to the LL&E Royalty Trust.[2]  In 1997, LL&E merged with Burlington Resources and in December 2005, ConocoPhillips purchased Burlington Resources.  In December 2006, Quantum purchased from ConocoPhillips for $67.3 million a 37% Working Interest ("WI") that entitles it to an estimated 30% Net Revenue Interest ("NRI") in the Jay Field.[3]  Accordingly, out of Quantum's 75.4% total NRI, the 30% NRI that Quantum owns that came from LL&E is burdened by the Trust's 50% NPI (i.e., after paying certain designated expenses, the remaining cash proceeds from the field each month will go 50% to Quantum and 50% to the Trust).  Reference is made to Appendix A for a chart that outlines WI and NRI interests in the Jay Field.  As a result, the value placed on Quantum's NRI should give us a good idea of the value for the Trust's NPI because of the similarity of the economic interests.  Therefore, the purchase of the 30% NRI by Quantum implied value for the Trust's NPI in the neighborhood of $67 million when oil was $67 per barrel, as it was in December 2006.

II.	Discrepancy in the Value of Interests in the Jay Field Between Miller and Lents Study for the Trust and the Reserve Report by Netherland, Sewell & Associates, Inc. for Quantum

The Miller and Lents Study, performed for the Trust, is based upon information received primarily from Quantum, the field operator and WI owner.[4]  The trust has no access to independent seismic data.  Reserve estimates are based on geologic and engineering studies provided by Quantum and forecasts are made based on an analysis of historical production volumes and decline rates.[5]  Analyzing historical production and decline rates can lead to

2LL&E Royalty Trust Annual Report on Form 10-K for the year ended December 31, 1998, page 6.

3We estimate that the 37% WI entitles Quantum to a 30% NRI as follows.  Quantum owns a 92.5% WI and a 75.4% NRI.  See Quantum Offering Circular, page 103 for these percentages.  The 75.4% NRI is 81% of the 92.5% WI.  Therefore, the mineral royalty is the difference, or 19%.  Accordingly, we can calculate the NRI acquired by Quantum from ConocoPhillips by assuming that the mineral royalty stays consistent across the Jay Field and that the ratio between the NRI and WI is consistent as well:

X = Interest Acquired by Quantum from ConocoPhillips' NRI

"Quantum's NRI" / "Quantum's WI" - "Interest Acquired by Quantum from Conoco's NRI" / "Interest Acquired by Quantum from Conoco"

75.4% / 92.5% = X / 37%

X = 30%

[4]Quarterly Report on Form 10-Q of the Trust for the quarter ended March 31, 2008, page 25.

[5]Reserve Report, page 5.

SCHEDULE 13D
CUSIP No. 502003 10 6	Page 3 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 3

underestimating reserves. Therefore, we question whether the information available to Miller and Lents, and hence its conclusions, fully reflects the reserves in the Jay Field.

We do know, however, that Netherland, Sewell & Associates, Inc ("Netherland Sewell") conducted a Reserve Report for Quantum, the field operator, on Quantum's interest in the Jay Field in May of 2007, which was disclosed and discussed in Quantum's Offering Circular dated August 1, 2007 ("Quantum Offering Circular").  In the Quantum Offering Circular, Quantum's Future Net Revenue of its proved and developed reserves in the Jay Field, using a 10% discount rate, as of May 31, 2007, was $371.8 million.[6]  This valuation was determined with an oil price of $64 per barrel, below today's price of $72 per barrel.[7]  This valuation represents Quantum's 92.5% WI and its 75.4% NRI in the Jay Field.[8]  Given that the Trust's interest equates to approximately a 15% NRI in the Jay Field (a 50% NPI of the 30% NRI which Quantum purchased from ConocoPhillips), the Netherland Sewell reserve report would imply a value of $92.8 million[9] for the Trust's NRI at $64 per barrel oil, or $4.88 per Unit—four times the current market price.

III.	Analysis of Quantum Purchases in the Jay Field

Quantum purchased numerous interests in the Jay Field in 2006.  On December 22, 2006 Quantum acquired ExxonMobil's interest in the Jay Field for $142 million.  As of May 31, 2007 that interest contained 11.4 million barrel of oil equivalents ("MMBOE") of estimated proved reserves.[10]  This means Quantum paid $12.46 per BOE.  On December 21, 2006, Quantum purchased certain interests from ConocoPhillips for $130 million.[11]  Of that purchase price, $67 million was attributable to the Jay Field per the deed of sale.[12]  The estimated reserves were

[6]Quantum Offering Circular, page 103.

7Id.

8Id.

9We estimate the PV-10 of the Trust's NPI by grossing up the PV-10 of Quantum's interest in the Jay Field which yields the PV-10 of the entire Jay Field and then multiplying that amount by the percentage of the Jay Field that the Trust's interest constitutes.  See Quantum Offering Circular, page 103 for PV-10 of Quantum's Jay Field interest.

"PV-10 of Quantum's interest in the Jay Field" / ("Quantum's NRI"-"The Trust's NPI") = "Total PV-10 of Jay Field"

$371.8MM / (75.4%-15%) = $618.6MM

"Total PV-10 of the Jay Field" x "The Trust's NPI" = "PV-10 of the Trust's NPI in the Jay Field"

$618.6MM x 15% = $92.8MM

[10]Quantum Offering Circular, page 101.

11Id.

[12]According to the deed filed with Santa Rosa County, Florida, Quantum paid $67,317,000 to ConocoPhillips for its Jay Field interests. Information available at:

SCHEDULE 13D
CUSIP No. 502003 10 6	Page 4 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 4

10.5MMBOE.[13]  Therefore Quantum paid $6.38 per BOE in the ground in the ConocoPhillips transaction.  We conclude that the reason Quantum paid half as much in the Conoco transaction was because of the Trust's 50% NPI burden on this interest.  Why else would Quantum pay $12.46 per BOE in the ground to Exxon and $6.38 per BOE in the ground to ConocoPhillips?  Accordingly, the Trust's interest was worth roughly $6.08 per BOE[14] in the ground in December 2006 when oil was $64 per barrel.  This estimate puts the value of the Trust's Jay Field asset at $63.8 million.[15]  Reference is made to Appendix B.

IV.	Valuation Adjustments Due to Current Price of Oil

The data points referenced above imply valuations of the Trust's Jay Field assets at $67 million, $93 million, and $63.8 million.  These valuations are all multiples above the current market capitalization of the Trust which is currently $23 million.  Furthermore, these valuations are at $64 to $67 oil.  If you account for the higher price of oil the value of the Trust's assets increase tremendously.  For every $10 per barrel of oil over $64 and additional $18.83 million is added to the Trust's Present Value discounted at 10 percent.  Reference Appendix C to see this calculation.

V.	What is the Current Activity in the Jay Field?

The Trust has provided its investors with limited information on current developments in the Jay Field.  We believe the Trustee should correct this oversight.  We understand that there is current drilling activity by Quantum, the operator, including a successful well completion.  Even the Miller and Lents Study states that "Quantum has provided plans to drill two horizontal laterals from existing wells."[16]  What are plans for drilling additional wells?  What are the initial flow rates of any successfully completed wells?  Are these completed wells drilled into currently producing zones and reservoirs or new zones and reservoirs?  Are these reserves included in the Miller and Lents Study?  This is material information that should be disclosed.

In addition, it appears recent drilling activity in the Jay Field signals very positive developments.  It is our understanding that at least four wells are planned by the operator.  We understand at least one of the wells, the Douglas Polk Etal #41-1 ("Douglas Polk") is completed and started producing in July of this year.  According to the Florida Department of Environmental Protections

http://oncoreweb.srccol.com/oncoreweb/search.aspx?bd=1%2F1%2F1982&ed=9%2F24%2F2008&n=Quantum&bt=OR&d=9%2F24%2F2008&pt=-1&st=fullname

[13]The estimated proved reserves for Quantum's interest in the Jay, Chatom, and State Line Fields were 12.7 MMBOE.  See Quantum Offering Circular, page 101.  The estimated proved reserves for the Chatom and State Line Fields were 2.2 MMBOE.  Id. at 103.  Therefore, the estimated reserves for the Jay Field would be the difference, or 10.5MMBOE (12.7 MMBOE - 2.2 MMBOE = 10.5 MMBOE).

[14]$6.08 per BOE = $12.46 BOE - $6.38BOE.

[15]$63.8MM = 10.5MMBOE x $6.08 per barrel.

[16]Miller and Lents Study, page 5.

SCHEDULE 13D
CUSIP No. 502003 10 6	Page 5 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 5

website the Douglas Polk well produced 8,756 barrels of oil and 7,033 mcf of natural gas in July and 12,153 barrels of oil and 13,043 mcf of natural gas in August.  It was the most productive well in the entire Jay Field accounting for 8% of the total oil output in July and 13% in August.  In both months it was operational only 28 days compared to 31 days for the majority of the other wells.  Furthermore, this well is producing from the lower Smackover which is a virgin zone in the Jay Field.[17]

We believe that a failure to ascertain and disclose the answers to these and other logical questions relating to future prospects for the Jay Field may be negligent.  Without this information potential bidders are unable to analyze and understand the value of the Trust's assets and Unit holders are unable to properly monitor any sale.  Moreover, disclosure of favorable future prospects would likely increase interest in the sale process by potential bidders that are unaware of this current activity.

VI.	Beyond These Valuations

According to a study prepared by Advanced Resources International ("ARI Study") for the U.S. Department of Energy in 2006, the Jay Field, with well depths of over 15,000 feet and oil gravities greater than 50 API, make it a favorable candidate for CO2-Enhanced Oil Recovery ("EOR").[18]  This study goes on to estimate that applying CO2-EOR to the Jay field increases potential recovery by 20% of the original oil in place ("OOIP").[19]  Per the ARI Study, OOIP in the Jay Field of 730 million barrels ("MMbls") suggests another 146MMbls of recoverable oil from the Jay Field, or potentially 44MMbls net to the interest acquired from ConocoPhillips' NRI, on which the Trust would enjoy a 50% NPI.[20]  This additional recoverable oil alone could be worth several multiples of the current market capitalization of the Trust.

At the time of the ARI Study (February 2006) and the sale of ConocoPhillips' stake to Quantum (December 2006) it was not economic to implement a CO2 flood at the Jay Field.  As the Advanced Resources International study states, "[t]he high cost of adding deep CO2 injection and oil production wells indicates that, at the oil prices and CO2 costs examined by the study, the economics of CO2-EOR in this oil field may be marginal."[21]  Therefore, when Quantum paid $67 million for its stake in the Jay Field, Quantum likely paid nothing for this potentially enormous

[17]See 2008 Well Data Reports for July and August available at: http://www.dep.state.fl.us/water/mines/oil_gas/production.htm

[18]Basin Oriented Strategies for CO2 Enhanced Oil Recovery: Onshore Gulf Coast.  February 2006.  Available at:
http://www.fossil.energy.gov/programs/oilgas/publications/eor_co2/Onshore_Gulf_Coast_Document.pdf, pages 2-7, 6-12.

19Id. at 6-13

20Id.

21Id. at 6-13

SCHEDULE 13D
CUSIP No. 502003 10 6	Page 6 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 6

upside. With oil significantly higher today than in 2006 it is much more economic to implement CO2-EOR. Any current bidder should have to pay for this additional value.

VII.	Insurance Proceeds and Value of South Pass 89 and Offshore Louisiana Assets

We are concerned with the Trustee's handling of insurance claims related to damage to the Trust's South Pass 89 and Offshore Louisiana assets by Hurricanes Rita and Katrina in 2005. The most recent Trust disclosures have not provided information regarding whether insurance claims have been made or the status of any such claims.  When did the Trustee first approach the working interest owners about insurance claims on the Trust's interests? What claims have been submitted? When were they submitted? Were copies provided to the Trust? Who are the carriers on the policies? What has been their response to these claims? What was the nature of the policies in place? What are the amounts of the claims that have been presented?

Answers to these questions and more should be made to Unit holders and should be provided as part of the sales package by Stifel, Nicolaus & Company to potential bidders. Completion of the contemplated sale of the Trust's assets prior to payment of these claims or without consideration of payment amounts will deprive the Unit holders of any benefits from the insurance proceeds due to the Trust.  More disturbing is the possibility that if there are recoveries and that if those recoveries had been expeditiously pursued, the South Pass 89 and Offshore Louisiana assets might today be generating cash payments to the Trust.  Perhaps the Trust would not have terminated had these claims been paid in 2006 and 2007.  This failure to expeditiously pursue the insurance recovery will likely significantly impair the value received by the Trust if the sale process is completed as currently planned.

In this letter, we primarily discuss the Trust's main asset which is its interest in the Jay Field. Although we have mentioned the Trust's other assets, such as the interests in South Pass 89 and Offshore Louisiana, in regards to potential insurance claims we have not discussed their potential upside and future prospects. It is fair to assume some additional value associated with these assets that a potential buyer will be able to recognize.

VIII.	Conclusion

It is clear that the current plan to proceed with the disposition of the assets of the Trust is ill-advised, and possibly negligent or reckless.  Under Section 9.02 of the Trust Agreement, the Trustee has three years to sell the Trust's assets after the event causes the termination of the Trust.  Even after three years, the Trustee is only then required to sell assets at a public auction. Why is the Trustee trying to sell the Trust's assets by the end of this year when it is clearly not in the best interest of Unit holders? We call upon the Trustee to announce that it is calling off the sale until a later date following the ascertainment and disclosure of the information outlined above.

The Trustee's immediate attention and action is required.

SCHEDULE 13D
CUSIP No. 502003 10 6		Page 7 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 7

We have included copies of the pages from the Quantum Offering Circular and a copy of the Netherland Sewell Reserve Report cited herein for you reference.

IX.	Call for Meeting

In order to assist the Trustee, we have prepared a short amendment to the Trust Agreement to extend the period over which the Trustee has to dispose of Trust assets from three years to six years.  This extra time will permit the Trustee to sell the Trust's assets in an informed manner after it has obtained all necessary information regarding the value of the Trust's assets as outlined above and after credit market conditions have improved.

[Material Omitted]

Very truly yours,

Robotti & Company, LLC
The Ravenswood Investment Company, L.P.
Ravenswood Investments III, L.P.

By:	/s/ Robert E. Robotti

Robert E. Robotti, President and Treasurer of Robotti & Company, LLC, and Managing Member of Ravenswood Management Company, L.L.C., general partner of each of The Ravenswood Investment Company, L.P. and Ravenswood Investments III, L.P.

enclosures

SCHEDULE 13D
CUSIP No. 502003 10 6			Page 8 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 8

APPENDIX A:.

Working Interests and Net Revenue Interests in the Jay Field

	Total Jay Field	Quantum	Interest Quantum purchased from ConocoPhillips[22]	Quantum's Non-Conoco Interest
Working Interest (WI)	100.0%	92.5%[23]	37.0%[24]	55.5%
Net Revenue Interest (NRI)	81.0%[25]	75.4%[26]	30.0%[27]	45.4%

	Total Jay Field	Quantum	Interest Quantum purchased from ConocoPhillips	Quantum's Non-Conoco Interest
Barrels of Oil Equivalent
Before Royalty (MM)	30.2[28]	27.9	10.3	15.5
NRI as % to WI29	81%	81%	81%	81%
NRI of WI Owners
(MMBOE)	24.46	22.63	8.37[30]	12.56

[22]This is the interest on which the Trust has a 50% NPI.

[23]Quantum Offering Circular, page 103.

[24]Quantum Offering Circular, page 104.

[25]See footnote 3 above for the calculation of 19% mineral royalty on Quantum's NRI.

[26]Quantum Offering Circular, page 103.

27We assume that the 19% mineral royalty stays consistent across the Jay Field and that the ratio between the NRI and WI is consistent as well. See footnote 3 above.

[28]Quantum's 22,676 MBOE pertains only to its interest in the Jay Field, net of royalties.  See Quantum Offering Circular, page 103.  We gross up that number by assuming that the 22,676 MBOE represents 75.4% of the entire field to account for the mineral royalty owners and other WI owners.  Therefore, in the entire field there are approximately 30.2 MMBOE (22,676 MBOE divided by 75%).

29To derive how many BOE each WI owner is entitled to you have to deduct the 19% that goes to the mineral royalty owner.

[30]This is the interest on which the Trust has a 50% NPI.

SCHEDULE 13D
CUSIP No. 502003 10 6			Page 9 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 9

APPENDIX B:

Select Quantum Purchases in the Jay Field

Seller	Price (million)	MMBOE	$/BOE
ExxonMobil[31]	$142	11.4	$12.46
ConocoPhillips[32]	$67	10.5[33]	$6.38

[31]Quantum Offering Circular, page 101.

[32]See text at footnote 10.

[33]See text at footnote 11-13.

SCHEDULE 13D
CUSIP No. 502003 10 6	Page 10 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 10

APPENDIX C:

Incremental Value to the Trust as the Price of Oil Increases $10 per Barrel over $64

Interest Quantum acquired from ConocoPhillips represents 8.37MMBOE[34]. The Trust's NPI represents half of that amount.

8.37	MMBOE

x $10	Increase of $10 per barrel over $64

$83.70MM	Incremental Future Revenues for every $10 per barrel over $64
Less Estimated 10% Incremental Expense (severance tax, ad
x 90%	valorum tax, etc.)

Incremental Future Net Revenue for every $10 per barrel over
$75.33MM	$64

$37.67MM	PV-10 (approximately 50%)
The Trust's NPI entitles it to 50% of the $37.67MM incremental
$18.83MM	revenue.

[34]See Appendix A at footnote 30.  8.37 MMBOE is a conservative figure considering the Netherland Sewell Report dated May 2007 puts these reserves in at 10.2 MMBOE.  See Quantum Offering Circular, pages 101 and 103.

SCHEDULE 13D
CUSIP No. 502003 10 6	Page 11 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 11

APPENDIX D:

                Amendment dated as of                                               , 2008 (this "Amendment") to the Trust Agreement dated as of June 1, 1983 ("Trust Agreement"), by and between the Louisiana Land and Exploration Company, acting on behalf of its stockholders and the owners of the Units as Trustor, and The Bank of New York Mellon Trust Company, N.A., as successor Trustee.

W I T N E S S E T H :

WHEREAS, the Trust Agreement may be amended pursuant to Section 10.02 thereof by the holders representing a majority of Units and the consent of the Trustee;

WHEREAS, the holders of a majority of the Units have agreed to amend the Trust Agreement as provided herein and the Trustee has consented thereto;

NOW, THEREFORE, in consideration of the premises provided for herein, the holders of a majority of the Units agree as follows and the Trustee consents thereto:

1. The fourth sentence of Section 9.02 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

"In the event that any asset which the Trustee is required to sell is not sold by the Trustee within six (6) years after the event causing termination of the Trust, the Trustee shall cause such property to be sold at public auction to the highest bidder (which may be any of the Working Interest Owners)."

2. Except as expressly amended as provided for herein, the Trust Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

3. Unless otherwise defined herein, terms which are defined in the Trust Agreement are used herein as so defined.

4. From and after the date hereof, all references to the Trust Agreement in any documents shall be deemed to refer to the Trust Agreement as amended hereby.

     5.  This Trust Agreement may be executed by the parties hereto in any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

SCHEDULE 13D
CUSIP No. 502003 10 6	Page 12 of 12 Pages

October 21, 2008
The Bank of New York Mellon Trust Company, N.A.,
as Trustee for LL&E Royalty Trust
Page 12

6. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.